UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2012

MINDESTA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30651	11-3763974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 201, 290 Picton Avenue, Ottawa, Ontario, Canada K1Z 8P8

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (613) 241-9959

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition of Disposition of Assets.

At the close of trading on January 25, 2012, Mindesta Inc. (the “Company” or “Mindesta”) completed the previously-announced distribution to Company shareholders (the “Distribution”) of a majority of the shares of Northern Graphite Corporation (“Northern”) common stock owned by the Company. The Distribution of 9,413,581 shares of Northern owned by the Company (approximately 25% of the Northern common shares outstanding) was made to Company shareholders on the basis of one share of Northern common stock for each share of Company common stock held.

Based upon the $1.25 per share closing price for the Northern common stock on the TSX Venture Exchange (“TSVX”) on January 25, 2012, the day of the Distribution, and taking into account an appropriate liquidity discount, the Company estimates that the aggregate market value of the shares distributed was $9,967,000.

Gregory Bowes is Chief Executive Officer and a director of both Mindesta and Northern. Mr. Bowes owns directly and indirectly, 575,000 common shares of Mindesta. Prior to the Distribution, he owned 655,714 common shares, 485,714 warrants and 1,250,000 stock options of Northern. The Distribution was unanimously approved by the independent directors of Mindesta.

Item 9.01. Financial Statements and Exhibits.

(b)	Pro forma financial information.

The unaudited pro forma condensed statements of operations of the Company for the nine months ended September 30, 2011and for the fiscal year ended December 31, 2010, which treat the Distribution as if it was completed on January 1, 2010, and the unaudited pro forma condensed balance sheet of the Company as of September 30, 2011, which treats the Distribution as if it was completed on September 30, 2011 (the end of the Company’s third quarter of fiscal 2011), are filed as Exhibit 99 to this Current Report on Form 8-K and incorporated herein by reference.

(d)	Exhibits

Exhibit No.	Description

99	Pro forma financial statements, including:

(i)	Unaudited pro forma condensed statements of operations for:

•	Nine months ended September 30, 2011; and

•	Fiscal year ended December 31, 2010.

(ii)	Unaudited pro forma condensed balance sheet as of September 30, 2011.

(iii)	Notes to unaudited pro forma condensed financial statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MINDESTA INC.

Date: January 30, 2012	By:	/s/ Gregory Bowes
Name: Gregory B. Bowes
Title: Chief Executive Officer and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99	Pro forma financial statements.